Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports First Quarter 2020 Financial Results

LEAWOOD, KANSAS, USA - April 28, 2020 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports first quarter 2020 financial results.

Euronet reports the following consolidated results for the first quarter 2020 compared with the same period of 2019:

•	Revenues of $583.9 million, a 1% increase from $577.5 million (3% increase on a constant currency(1) basis).

•	Operating income of $31.6 million, a 44% decrease from $56.1 million (42% decrease on a constant currency basis).

•	Adjusted EBITDA(2) of $68.7 million, a 21% decrease from $87.2 million (19% decrease on a constant currency basis).

•	Net income attributable to Euronet of $1.9 million or $0.04 diluted earnings per share, compared with net income of $34.5 million or $0.62 diluted earnings per share.

•	Adjusted earnings per share(3) of $0.55, a 35% decrease from $0.85.

•
Euronet's cash and cash equivalents was $709.5 million and ATM cash was $558.6 million, totaling $1,268 million as of March 31, 2020, and availability under its revolving credit facilities was $950 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"Like most businesses around the world, our first quarter results were significantly impacted by the COVID-19 pandemic. Our primary focus has been on ensuring the health and safety of our employees, providing uninterrupted and enhanced services for our customers and being fiscally responsible for our shareholders," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer.

To ensure the health and safety of the Euronet’s nearly 8,000 employees, the Company has shifted virtually all of its employees to remote work-at-home arrangements. This process was efficiently completed and continues to function effectively, largely due to the exemplary contributions of our employees together with the leading edge, advanced architecture technology infrastructure we have deployed across the globe, including cybersecurity and remote access measures. Our committed employees and technology systems have enabled us to quickly respond to alternative and accelerated requirements of many of our customers. Moreover, as of the end of the first quarter, the Company had a substantial unrestricted cash balance of $709.5 million, ATM cash of $558.6 million and $950 million of availability under its revolving credit facilities and no significant debt principal payments for five years enabling it to sustain operations and liquidity through the pandemic crisis.

Despite a strong start to the year in each of the three segments, as border closures and shelter-in-place orders have spanned the globe over the last several weeks, the Company has seen transaction declines in the EFT Segment’s ATM business ranging from minimal declines to as much as 95%, with the most significant declines in cross-border transactions; in the money transfer business the Company has seen both increases in certain transactions and declines in others, with the increases being more concentrated in the digital channels while the decreases in the brick-and-

mortar channels have been about 35%; the epay business as well saw both increases and decreases in transaction categories with very strong transaction increases across the digitally-initiated transactions as well as content oriented to self-use and declines in transactions traditionally processed by retail-based merchants. While the epay Segment has been experiencing very strong digitally-initiated transactions, the majority of those transactions have been low-margin transactions in India. Overall, as the first quarter came to a close and entered into the second quarter, on average the EFT Segment transaction trends were down approximately 40% over the similar weeks of the prior year, the Money Transfer Segment transactions were down approximately 35% over the similar weeks of the prior year and epay transactions were up approximately 40% over the similar weeks of the prior year, again heavily influenced by low-margin India-based transactions.

In response to the COVID-19 driven impacts, the Company has implemented several key measures to offset the impact across the business, including renegotiating certain third party costs, reducing travel, decreasing planned 2020 capital expenditures by two-thirds and expanding ATM winterizations (that is, placing them in dormancy status) to more sites in more markets. While the Company is taking many steps to reduce and manage costs, management has determined that due to its financial strength and liquidity, the business will retain its employees unless the impacts of COVID-19 become significantly more pronounced.

Additionally, the Company has continued to identify new high-value ATM sites, negotiate new outsourcing agreements, sell both REN and REV technology services, implement key new agent agreements and expand the digital media portfolio to position the Company to emerge from the pandemic ready to move forward with its long-term growth plans.

With the realities of the COVID-19 impacts, despite cost reductions and careful expense management actions, the Company expects that in the second quarter its Adjusted EBITDA will be nearly break-even and after capital expenditures, interest and taxes, the business will consume approximately $25 million of its cash, which is readily available from the Company's cash balances.

Continued Mr. Brown, "We have built a strong set of assets that include leading-edge technology platforms, a diverse product portfolio and geographic presence with industry leading employees, which is combined with the cost saving measures we have implemented and a very strong balance sheet with plenty of liquidity. This impressive list of assets and financial strength will only be effectively utilized over the longer term by keeping the valuable employees that have helped build this company. The combination of our leading-edge technology, an expansive product list, global geographical markets and a committed employee force supported by a strong balance sheet give me great confidence that not only will we be here next year, but we will return to delivering double-digit results in the long term."

Segment and Other Results

The EFT Processing Segment reports the following results for the first quarter 2020 compared with the same period or date in 2019:

•	Revenues of $145.8 million, a slight increase from $145.7 million (3% increase on a constant currency basis).

•	Operating income of $4.9 million, a 71% decrease from $16.8 million (71% decrease on a constant currency basis).

•	Adjusted EBITDA of $25.2 million, a 25% decrease from $33.4 million (23% decrease on a constant currency basis).

•	Transactions of 785 million, a 13% increase from 692 million.

•	Operated 42,176 ATMs as of March 31, 2020, a slight increase from 42,034.

Constant currency revenue and transaction growth in the first quarter 2020 was driven by growth in Asia Pacific and United States markets in the quarter, partially offset by the impact of fewer European ATM transactions, especially high-margin cross-border transactions, related to the COVID-19 pandemic-driven governmentally imposed border closures and shelter-in-place orders. Operating income and adjusted EBITDA year-over-year declines were the direct result of fewer European ATM transactions, especially high-margin cross-border transactions. While measures to reduce certain costs were initiated in the latter part of the quarter, limited benefit of those initiatives were realized by quarter end.

The EFT Segment's active ATMs remained consistent year-over-year with the addition of nearly 4,000 high-value ATMs in Europe and Asia, 3,000 new outsourcing ATMs in Europe and the U.S., largely offset by the removal of 1,100 unprofitable YourCash ATMs and the temporary closure of more than 6,000 additional ATMs in Europe in an effort to limit the impact caused by the COVID-19 pandemic.

The epay Segment reports the following results for the first quarter 2020 compared with the same period or date in 2019:

•	Revenues of $172.9 million, a 2% decrease from $176.1 million (1% increase on a constant currency basis).

•	Operating income of $16.5 million, an 8% decrease from $18.0 million (6% decrease on a constant currency basis).

•	Adjusted EBITDA of $18.3 million, an 8% decrease from $19.8 million (5% decrease on a constant currency basis).

•	Transactions of 447 million, a 32% increase from 338 million.

•	Point-of-sale ("POS") terminals of approximately 732,000 as of March 31, 2020, a 4% increase from approximately 706,000.

•	Retailer locations of approximately 336,000 as of March 31, 2020, a 1% increase from approximately 332,000.

First quarter constant currency revenue growth was driven by continued digital media growth. While constant currency revenues grew year-over-year, the epay Segment too began experiencing the impacts of consumer movement restrictions, especially at retail outlets; however, digital product offerings played a key role in offsetting the retail-based transaction declines. Operating income and adjusted EBITDA declines were the result of SG&A investments made throughout 2019 to support future growth, which was unfortunately blunted by the impacts of the COVID-19 pandemic.

Transaction growth was the result of increases across Europe and very strong contributions from India, which included a large volume of low-margin mobile top-up transactions.

The Money Transfer Segment reports the following results for the first quarter 2020 compared with the same period or date in 2019:

•	Revenues of $266.3 million, a 4% increase from $256.6 million (5% increase on a constant currency basis).

•	Operating income of $22.3 million, a 27% decrease from $30.7 million (25% decrease on a constant currency basis).

•	Adjusted EBITDA of $30.9 million, a 20% decrease from $38.8 million (18% decrease on a constant currency basis).

•	Total transactions of 27.4 million, a 3% increase from 26.6 million.

•	Network locations of approximately 402,000 as of March 31, 2020, a 7% increase from approximately 377,000.

First quarter 2020 constant currency revenue growth was driven by strong double-digit contributions from U.S. originated international remittances and growth in xe stemming from recent currency volatility, partially offset by year-over-year decreases in the intra-U.S. transfer business. Operating income and adjusted EBITDA declines were the result of SG&A investments made throughout 2019 to support future growth, which was unfortunately blunted by the impacts of the COVID-19 pandemic. Moreover, operating income and adjusted EBITDA were further impacted by additional charges taken to cover anticipated agent receivable defaults as a result of government ordered business closures required to manage the COVID-19 pandemic.

First quarter 2020 money transfers grew 3% and non-transfer transactions, such as currency exchange and check cashing, grew 4%, resulting in total transaction growth of 3%.

Corporate and Other reports $12.1 million of expense for the first quarter 2020 compared with $9.4 million for the first quarter 2019. Increased corporate expense for the first quarter is largely due to higher long-term stock-based incentive compensation. Most of the stock-based incentive compensation awards have performance-based vesting conditions.

Balance Sheet and Financial Position
Unrestricted cash on hand was $709.5 million as of March 31, 2020, compared to $786.1 million as of December 31, 2019. The decrease in cash resulted from $240 million in share repurchases, partially offset by cash generated from operations. Additionally, while the Company believes its $709.5 million cash balance is more than sufficient to sustain the business through the difficult times brought about by the COVID-19 pandemic, the Company has approximately $558.6 million of cash in ATMs at March 31, 2020 which could be re-deployed to operations, giving the company more than $1.2 billion of cash with no significant debt principal payments for five years. In addition, the Company has approximately $950 million of availability under its revolving credit facilities.

Total indebtedness was $1.10 billion as of March 31, 2020, compared to $1.11 billion as of December 31, 2019, with a first maturity date of March 2025.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense (benefit) and h) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on April 29, 2020, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 42,176 ATMs, approximately 329,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 61 countries; card software solutions; a prepaid processing network of approximately 732,000 POS terminals at approximately 336,000 retailer locations in 54 countries; and a global money transfer network of approximately 402,000 locations serving 158 countries. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 170 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic; the effects in Europe of the U.K.'s departure from the E.U. and economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including DCC transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing, availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	March 31,	As of
	2020	December 31,
	(unaudited)	2019

ASSETS
Current assets:
Cash and cash equivalents	$709.5	$786.1
ATM cash	558.6	665.6
Restricted cash	29.0	34.3
Settlement assets	773.3	1,013.1
Trade accounts receivable, net	92.9	201.9
Prepaid expenses and other current assets	309.3	217.7

Total current assets	2,472.6	2,918.7

Property and equipment, net	356.6	360.0
Right of use lease asset, net	379.6	377.5
Goodwill and acquired intangible assets, net	844.7	885.6
Other assets, net	130.9	115.9

Total assets	$4,184.4	$4,657.7

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$773.3	$1,013.1
Accounts payable and other current liabilities	549.6	481.5
Current portion of operating lease liabilities	129.2	127.4
Short-term debt obligations	9.5	12.0

Total current liabilities	1,461.6	1,634.0

Debt obligations, net of current portion	1,083.6	1,090.9
Operating lease liabilities, net of current portion	243.6	242.0
Capital lease obligations, net of current portion	8.1	8.1
Deferred income taxes	52.6	56.1
Other long-term liabilities	45.7	47.2

Total liabilities	2,895.2	3,078.3

Equity	1,289.2	1,579.4

Total liabilities and equity	$4,184.4	$4,657.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2020	2019

Revenues	$583.9	$577.5

Operating expenses:
Direct operating costs	359.5	353.8
Salaries and benefits	101.2	92.8
Selling, general and administrative	60.8	48.2
Depreciation and amortization	30.8	26.6
Total operating expenses	552.3	521.4
Operating income	31.6	56.1

Other income (expense):
Interest income	0.6	0.3
Interest expense	(9.3)	(8.2)
Loss on early retirement of debt	—	(0.9)
Foreign currency exchange (loss) gain	(18.8)	3.2
Total other (expense), net	(27.5)	(5.6)
Income before income taxes	4.1	50.5

Income tax expense	(2.4)	(16.0)

Net income	1.7	34.5
Net loss attributable to noncontrolling interests	0.2	—
Net income attributable to Euronet Worldwide, Inc.	$1.9	$34.5

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.04	$0.62

Diluted weighted average shares outstanding	54,779,321	55,576,867

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended March 31, 2020

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$1.7

Add: Income tax expense					2.4
Add: Total other expense, net					27.5

Operating income (expense)	$4.9	$16.5	$22.3	$(12.1)	$31.6

Add: Depreciation and amortization	20.3	1.8	8.6	0.1	30.8
Add: Share-based compensation	—	—	—	6.3	6.3

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$25.2	$18.3	$30.9	$(5.7)	$68.7

	Three months ended March 31, 2019

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$34.5

Add: Income tax expense					16.0
Add: Total other expense, net					5.6

Operating income (expense)	$16.8	$18.0	$30.7	$(9.4)	$56.1

Add: Depreciation and amortization	16.6	1.8	8.1	0.1	26.6
Add: Share-based compensation	—	—	—	4.5	4.5

Earnings (expense) before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) (1)	$33.4	$19.8	$38.8	$(4.8)	$87.2

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2020	2019

Net income attributable to Euronet Worldwide, Inc.	$1.9	$34.5

Foreign currency exchange loss (gain)	18.8	(3.2)
Intangible asset amortization(1)	5.7	5.2
Share-based compensation(2)	6.3	4.5
Non-cash interest accretion(3)	3.7	3.4
Income tax effect of above adjustments(4)	(6.2)	(0.2)
Loss on early retirement of debt	—	0.9
Non-cash GAAP tax expense(5)	—	2.3

Adjusted earnings(6)	$30.2	$47.4

Adjusted earnings per share - diluted(6)	$0.55	$0.85

Diluted weighted average shares outstanding (GAAP)	54,779,321	55,576,867

Effect of unrecognized share-based compensation on diluted shares outstanding	201,873	261,765
Adjusted diluted weighted average shares outstanding	54,981,194	55,838,632

(1) Intangible asset amortization of $5.7 million and $5.2 million are included in depreciation and amortization expense of $30.8 million and $26.6 million for the three months ended March 31, 2020 and March 31, 2019, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $6.3 million and $4.5 million are included in salaries and benefits expense of $101.2 million and $92.8 million for the three months ended March 31, 2020 and March 31, 2019, respectively, in the consolidated statements of operations.

(3) Non-cash interest accretion of $3.7 million and $3.4 million are included in interest expense of $9.3 million and $8.2 million for the three months ended March 31, 2020 and March 31, 2019, respectively, in the consolidated statements of operations.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.